Exhibit 99.1

Frank Russomanno to Retire as Imation Vice Chairman and CEO;

President and COO Mark Lucas Named as Successor

OAKDALE, Minn.--(BUSINESS WIRE)--March 18, 2010--Imation Corp. (NYSE: IMN)’s board of directors today announced that Frank Russomanno, vice chairman and chief executive officer, will retire immediately following the company’s Annual Meeting of Shareholders on May 5, 2010. Russomanno, 62, has served as vice chairman of Imation since March 2009 and as chief executive officer of Imation since April 2007. Mark Lucas, president and chief operating officer, was named by the board to succeed Russomanno as president and chief executive officer, effective immediately following the 2010 Annual Meeting. The board also nominated Lucas for election to the board of directors.

Linda Hart, non-executive chairman of Imation’s board of directors, commented, “The board is very grateful to Frank for his excellent leadership. Under Frank’s direction, Imation has made significant progress in its transformation from a data storage manufacturer to a brand and product management company, with a portfolio of strong global brands and expanded product offerings in storage, consumer electronics, and accessories. Frank’s passion for both the business and the employees of Imation, and his unwavering commitment to the highest business ethics, are hallmarks of his successful tenure.”

Russomanno joined Imation at spin-off from 3M Company in 1996. He began his career with 3M in 1973 as a sales coordinator in New York City, and quickly advanced through a variety of sales and marketing management positions, including European business unit director for 3M’s Audio-Video products. At Imation, Russomanno held multiple executive positions, including vice president of Imation’s Data Storage businesses. From 2003 to 2007, Russomanno was chief operating officer for Imation and also served several months as the acting chief executive officer, prior to being named chief executive officer in April 2007.

The company also announced that Mark Lucas, president and chief operating officer of Imation since joining the company in March 2009, will succeed Russomanno as president and chief executive officer on May 5, 2010.

“The board and I are very confident in Mark Lucas as the next chief executive officer of Imation,” said Linda Hart. “Having previously been a member of the board, Mark knew the company well when he joined Imation in 2009. As the company’s chief operating officer, Mark initiated efforts to improve critical processes such as product life-cycle management, which helps shorten time to market and helps maximize profitability for new products. His focus on global operational excellence has included the sourcing, demand and supply planning, and order management functions. He brings significant experience in consumer packaged brands, electronics, and data storage businesses in both business and retail channels.”

Frank Russomanno commented, “I am very proud of what our Imation people worldwide have accomplished, not only since our 1996 spin-off, but also in the short time since we began our transformation to a brand and product management company in 2007. In just over two years, we have established a strong foundation for the future and begun executing Imation’s new strategy to optimize our legacy storage businesses; grow our portfolio of brands and products; and extend into new consumer electronics and accessories. Our balance sheet is strong, with no debt and $163 million in cash. I am confident that under Mark’s leadership, the company will continue to make positive strides forward on this strategic journey.”

“During the past year, I have had the opportunity to work closely with our global customers, employee teams, and suppliers. We are building a strong operational discipline across our entire enterprise that will position us well for a successful future. I am excited to continue this transformation journey with Imation,” said Mark Lucas.

Prior to joining Imation, Lucas served as chairman and chief executive officer of Geneva Watch Group, a privately held company that is a leading designer, manufacturer and distributor of watches, pens, and clocks under both its own brand and licensed brands, from November 2005 to August 2008. Prior to that role, Lucas served as president and chief executive officer of Altec Lansing Technologies, a manufacturer of consumer audio equipment, from June 2001 to August 2005. Lucas also held executive management positions at Iomega Corporation, the Gillette Company, and Duracell International Inc. Lucas was a member of Imation’s board of directors from April 2007 to February 2009. Lucas holds a bachelor of science degree in industrial engineering management and a master of business administration in management, both from Rensselaer Polytechnic Institute.

About Imation Corp.

Imation is a leading global developer and marketer of branded products that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.'s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, 'Is it live or is it Memorex?' and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world's leading recording media brands. Additional information about Imation is available at http://www.imation.com.

Imation, the Imation logo, Memorex, the Memorex logo, ‘Is it live or is it Memorex?’ and XtremeMac are trademarks of Imation Corp. and its subsidiaries. The TDK Life on Record logo is a trademark of TDK Corporation. All other trademarks are property of their respective owners.

CONTACT:
Imation Corp.
Tim Gallaher, 651-704-4311
Investor Relations
E-mail: tjgallaher@imation.com
or
Mary Rawlings-Taylor, 651-704-6796
Media Relations
E-mail: mjrawlings-taylor@imation.com